Exhibit 99.1

Press Release

MagnaChip Completes Sale of Foundry Services Group and Fab 4

•	Purchase Price of Approximately $350.6 Million in Cash

•	Use Part of Proceeds to Reduce Debt

SEOUL, South Korea, September 1, 2020 — MagnaChip Semiconductor Corporation (“MagnaChip” or the “Company”) (NYSE: MX) today announced that certain of its wholly owned subsidiaries have completed the previously announced sale of the Company’s Foundry Services Group and the factory in Cheongju (“Fab 4”) to Key Foundry Co., Ltd. (“Buyer”), for a purchase price equal to approximately $350.6 million, which includes a positive working capital adjustment of approximately $5.9 million. The purchase price was paid in a combination of U.S. Dollars in the amount of $46.5 million and Korean Won in the amount of approximately KRW 360.6 billion. In addition to the purchase price, Buyer assumed all severance liabilities relating to the transferred employees, which have a value of approximately $100 million. Buyer is a wholly owned subsidiary of Magnus Semiconductor, LLC (“Magnus”), which was established by Alchemist Capital Partners Korea Co., Ltd. and Credian Partners, Inc. On April 20, 2020, Magnus assigned, and Buyer assumed, all rights and obligations of Magnus under the business transfer agreement relating to this transaction.

The Company intends to use approximately $227.4 million of the net proceeds to fully redeem all of its outstanding 6.625% Senior Notes due 2021, of which $224.25 million principal amount was outstanding as of August 31, 2020.

MagnaChip’s Chief Executive Officer, YJ Kim, said: “This represents a pivotal chapter for MagnaChip as we are transforming into a streamlined, pure-play standard products company focused on the attractive growth opportunities in our Display and Power businesses. We will use a portion of the net proceeds from the sale to de-lever by paying off $224.25 million of our outstanding debt, eliminating a substantial portion of our annual interest expense. With sharpened focus and an improved balance sheet, we are committed to strive for sustainable and profitable growth.”

“The Board of Directors is pleased with the successful close of the transaction,” said Camillo Martino, Chairman of the Board of MagnaChip. “The company is positioning for continued future success, enhancing our shareholders’ value.”

The Company will host an Analyst day on Thursday, November 12, 2020 at 9:00 AM Eastern Time.

Safe Harbor for Forward-Looking Statements

Information in this release regarding MagnaChip’s use of proceeds from the sale of its Foundry Services Group and Fab 4, future operations and shareholders’ value are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. All forward-looking statements included in this release are based upon information available to MagnaChip as of the date of this release, which may change, and we assume no obligation to update any such forward-looking statements. These statements are not guarantees of future performance and actual results could differ materially from our current expectations. Factors that could cause or contribute to such differences include the impact of changes in macroeconomic and/or general economic conditions, including those caused by or related to the COVID-19 outbreak, recessions, economic instability and the outbreak of disease; the impact of competitive products and pricing; timely design acceptance by our customers; timely introduction of new products and technologies; ability to ramp new products into volume production; industry wide shifts in supply and demand for semiconductor products; industry and/or company overcapacity; effective and cost efficient utilization of manufacturing capacity; financial stability in foreign markets and the impact of foreign exchange rates; unanticipated costs and expenses or the inability to identify expenses which can be eliminated; compliance with U.S. and international trade and export laws and regulations by us and our distributors; the risk that the redemptions of our Notes are not consummated according to our current expectations or at all; public health issues, including the COVID-19 pandemic; other business interruptions that could disrupt supply or delivery of, or demand for, MagnaChip’s products, including uncertainties regarding the impacts of the COVID-19 pandemic that may result in factory closures, reduced workforces, scarcity of raw materials and goods produced in infected areas, as well as reduced consumer and business spending affecting demand for MagnaChip’s products due to government and private sector mandatory business closures, travel restrictions or the like to prevent the spread of disease; and other risks detailed from time to time in MagnaChip’s filings with the SEC, including our Form 10-K filed on February 21, 2020 (including that the impact of the COVID-19 pandemic may also exacerbate the risks discussed therein), our Form 10-Q filed on May 11, 2020, our Form 10-Q filed on August 7, 2020 and subsequent registration statements, amendments or other reports that we may file from time to time with the Securities and Exchange Commission and/or make available on our website. MagnaChip assumes no obligation and does not intend to update the forward-looking statements provided, whether as a result of new information, future events or otherwise.

About MagnaChip Semiconductor

MagnaChip is a designer and manufacturer of analog and mixed-signal semiconductor platform solutions for communications, IoT, consumer, industrial and automotive applications. The Company provides a broad range of standard products to customers worldwide. With more than 40 years of operating history, MagnaChip owns a portfolio of approximately 1,200 registered patents and pending applications, and has extensive engineering, design and manufacturing process expertise. Please visit www.magnachip.com for more information. Information on or accessible from MagnaChip’s website is not a part of, and is not incorporated into, this release.

CONTACTS:

United States (Investor Relations): So-Yeon Jeong Head of Investor Relations Tel. +1-408-712-6151 investor.relations@magnachip.com	Korea / Asia media: Chankeun Park Director of Public Relations Tel. +82-2-6903-5223 chankeun.park@magnachip.com